UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 3, 2019, the Rice Group issued the following press release:

Rice Team Sends Letter to Fellow EQT Shareholders

Rice Team’s Highly-Qualified Board Nominees Describe Their Vision for EQT

Modernization of EQT Will Create Significant Shareholder Value and Realize

the Original Benefits of Merger with Rice Energy

CARNEGIE, Pa. -- (BUSINESS WIRE) – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today sent an additional letter to fellow EQT shareholders emphasizing the necessity for new vision and leadership in order to realize the full potential of the merger with Rice Energy. Also in the letter, the Rice Team’s exceptional independent director candidates for the EQT Board introduce themselves to shareholders and offer their perspectives on the strengths of the Rice Team and why there is a pressing need for transformational change at EQT.

The letter contains interviews with the candidates, which include the following statements:

Lydia Beebe – “I was also compelled by the history of Rice Energy with respect to its empowerment of its employee base and the opportunity that empowerment means for EQT’s employees going forward. It is an exciting proposition to be a part of.”

Lee Canaan – “The team has impressive operational capability, a track record of driving positive corporate culture and the technological expertise to achieve advancements that affect all aspects of an organization.”

Kate Jackson - “Moving from a risk-averse, closed culture of fiefdoms to a team culture with empowered employees requires license and direction from the top. Management teams that grew up in the old way of doing business are rarely comfortable with such a transition and almost never successful at it.”

John McCartney - “It is the job of leadership to craft the transformation plan, and the job of the Board to provide oversight, checks and balances to make sure that the interests of the Company and its shareholders are being properly incorporated. That is clearly not what is going on at EQT.”

Hallie Vanderhider - “Capital must be allocated wisely, on a fully informed basis. This Board and EQT have spent billions chasing growth and efficiency, and yet neither has really happened and, certainly, no value has been created from that capital.”

Shareholders are urged to vote on the White universal proxy card for the Rice Team’s slate of seven highly-qualified nominees for election to EQT’s Board of Directors at the Annual Meeting of Shareholders on July 10.

The letter and other related materials, including introductions to the Rice Team’s highly-qualified Board nominees can be viewed at www.eqtpathforward.com.

The letter follows:

Fellow EQT Shareholders:

Like many of you, the Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan) is extremely disappointed by EQT’s poor performance and the missed opportunity to derive substantial value from the Rice Energy merger.

EQT’s business and financial results can be substantially improved and the original benefits of the Rice Energy and EQT combination can still be realized. EQT can be an efficient, modern, technology-enabled, process-driven energy company that creates significant value for its shareholders.

To achieve that goal, EQT will need to be transformed. The mere tinkering that the Company has touted – shaving some costs here and there – is not going to create the EQT we and other shareholders envisioned when Rice Energy and EQT merged.

The transformation that is required is, instead, very significant. But so too are the benefits.

At Rice Energy, our Pennsylvania Marcellus Shale wells were drilled for 20% less and were 50% more productive, on average, than EQT’s wells in 2017. Rice Energy was the most efficient operator in the Appalachian basin.

EQT can get there. But EQT’s “new” plan is insufficient. It is incremental and reactive and, even if the current EQT management team could execute successfully upon it, EQT would continue to lag its peers.

We believe that EQT can become a leading energy company, not just a slightly improved version of itself. It can be efficient and process oriented, digitally enabled and empower its employees and benefit its communities. But EQT’s current plan would accomplish none of this.

For EQT to realize its full potential, EQT needs new vision and new leadership. That is why we are asking you to support our candidates for the Board. At this year’s upcoming annual meeting of EQT shareholders, we intend to nominate six exceptional new directors, plus Daniel J. Rice IV, who is currently on the Board. These directors include two nominees who were independent directors of Rice Energy – and who therefore have knowledge of the Rice Energy / EQT assets and proposed business model – and three nominees who were chosen following an extensive search by a nationally recognized search firm.

In the following pages, you can get to know our independent director candidates better and hear their vision for EQT and its shareholders.

We encourage you to read these materials and then to return the enclosed WHITE universal proxy card, voting for all of the Rice Team Nominees.

Sincerely,

The Rice Team

Lydia Beebe

Lydia is a director of Kansas City Southern and Aemetis, Inc. She is the Principal of LIBB Advisors LLC, a corporate governance consulting firm.

Experience & Expertise

Lydia is the former Corporate Secretary and Chief Governance Officer of Chevron Corporation. She is a recognized expert on corporate governance and serves on the advisory boards of the Centers on Corporate Governance at both Stanford University and the University of Delaware. Lydia’s background in governance and transparency will assist the EQT Board in focusing on shareholder value creation and drive shareholder engagement and trust.

Special Contribution to the EQT Board

•	Expertise in public company governance in the context of the energy industry
•	Commitment to shareholder engagement and transparency

Why did you join the Rice Team as a nominee?

The Rice Team laid out a clear understanding of the value proposition for EQT and the potential of a post-transformation EQT to play a key role as the largest producer of natural gas, a critical piece of the country’s energy mix given its growing replacement of coal as the main U.S. power source. What’s good for EQT is good for natural gas, which in turn is better for the environment and therefore beneficial to everyone.

I am motivated by the Rice Team’s commitment to building a modern energy company – with a focus on safety and efficiency as well as on minimizing the impact on the environment and communities. I was also compelled by the history of Rice Energy with respect to its empowerment of its employee base and the opportunity that empowerment means for EQT’s employees going forward. It is an exciting proposition to be a part of.

What skills do you bring to the EQT board that you feel are most beneficial given its current state?

My background centers on governance and investor engagement, and EQT has some issues to address in this regard. Good governance and investor trust directly impact an organization’s ability to execute on the vision of its leaders. Building a transparent organization empowers shareholders and enables them to trust in management and the Board. And by clearly defining who they are and what they are aiming to accomplish, a leadership team enables shareholders to join in supporting the vision. Addressing these issues will allow EQT to maximize its opportunity to attract investors and create value going forward, while improving EQT’s standing in the community.

Recently, EQT badly missed its guidance numbers. That sort of negative surprise can really cost a management team and Board with shareholders. There is a lot of fundamental work for EQT to do – and investors need to know they have a Board that can provide credible and objective oversight. I believe I can be helpful in strengthening EQT’s governance processes, improving its transparency and communication with stakeholders, and rebuilding investor trust.

Lee Canaan

Lee serves on the boards of Philadelphia Energy Solutions, LLC, and Panhandle Oil and Gas Inc. She is the founder and Portfolio Manager of private investment management firm Braeburn Capital Partners, LLC.

Experience & Expertise

Lee brings extensive experience in capital markets, financial analysis, M&A, strategic and business turnarounds and energy expertise. Lee has helped to transform organizations and has an appreciation for best practices in overseeing and managing energy companies, both from an operational and a financial perspective.

Special Contribution to the EQT Board

•	Investor perspective, with deep understanding of energy industry business models and alternatives
•	Knowledge of geology/geophysics, natural gas drilling and operating techniques

Tell us about your first impressions of the Rice Team.

The Rice Energy success story is well known in the energy investing space. People like to talk about the window-dressing first – the relatively young management team, the superhero well names, etc. – but invariably the discussion turns to the results. And the results were incredible. I have worked with leadership teams across the energy sector, and the Rice Team is undeniably unique.

They are unique not because of the window-dressing, but because they have a vision of how things can be done differently combined with the ability to enact and successfully implement that vision. The team has impressive operational capability, a track record of driving positive corporate culture and the technological expertise to achieve advancements that affect all aspects of an organization.

Why do you support the Rice Team’s push for a CEO change?

I have been a professional investor for over 22 years and have listened to hundreds of management teams talk about transformation plans and their ability to execute. Regardless of promises made, I have yet to see a zebra successfully change its stripes. I truly believe that the existing EQT team cannot transform EQT.  Why?  Because they have had two years to change the way they do things and realize the synergies of the Rice Energy merger. It hasn’t happened.

I look at Toby and the Rice Team and have confidence that they can effectuate the necessary changes because they have executed so well before. I believe shareholders are faced with the unusual decision to directly control their own destiny by swapping out a CEO that has failed them for a CEO that has a proven, peer-leading track record. And I have never before seen the opportunity for an investor to make this sort of top-down, bottom-up decision with a simple proxy vote.

So, shareholders hold the ability in their own hands to steer the company in the right direction. They can personally make the decision to change the stripes on the zebra.

As a Board member, will you be able to hold Toby accountable, even though he nominated you to the Board?

I had not personally met Toby or the Rice Team before, but after spending time with them, studying the Rice Plan for EQT’s success and strategizing with the other director nominees, I am excited to be a part of this effort. I truly believe there is tremendous opportunity to successfully enact transformative and positive change at EQT.

That being said, my fiduciary duties as a director would always come first and I will exercise my independent business judgment at all times. Any CEO should be evaluated against the Company’s corporate strategy and operational objectives – but as a Board, your responsibility does not end with the selection of the CEO that you think is the best fit for the position. An effective director needs to hold the CEO accountable and oversee his or her performance every day and every quarter.

It is clear to me that Toby Rice is not in this for a title or executive compensation. He wants what is best for EQT and its shareholders. I think he would make a terrific CEO. But if or when my view on that changes, he and the Board will know about it immediately.

Kate Jackson

Kate is a director of Portland General Electric and Cameco Corporation. She is the Practice Lead of Energy and Technology Consulting for KeySource, Inc.

Experience & Expertise

Kate has served on the boards of five companies and was Chair of one. She was previously the CTO and Senior Vice President of Research and Technology at Westinghouse Electric Company, and EVP and Chief Environmental Officer, and CTO of the Tennessee Valley Authority. Kate has significant experience in large scale capital projects, strong technology expertise and has driven large-scale culture transformations. Kate also has expertise in policy, regulatory, and legislative affairs.

Special Contribution to the EQT Board

•	Expertise in transforming businesses with technology
•	Commitment to sustainable business practices

You have a background of significant cultural and technological change. How do you see the Rice Team’s approach fitting in with EQT’s current culture?

Cultural change starts from the top. I have worked with several companies that have successfully executed cultural transformations. To be successful, you need a leader who understands the fundamental role culture plays for sustained financial results, attracting and retaining the best human resources and delivering shareholder value. Culture must be managed and is a competitive asset. Fresh cultures almost always require fresh leadership.

Moving from a risk-averse, closed culture of fiefdoms to a team culture with empowered employees requires license and direction from the top. Management teams that grew up in the old way of doing business are rarely comfortable with such a transition and almost never successful at it. But, with new leadership, the organization can see the opportunities and quick wins become infectious across the organization.

Two of the main strengths of the Rice Team are that it has a clear vision of what is possible and has the experience of instilling such a vision into an organization. I have no reason to doubt that they can do it again.

Given that one of the main tenets of the Rice Team’s plan is empowering EQT’s existing employees, both through establishing a culture of trust and meritocracy and through adopting technological solutions to value ideas and performance over job title, the cultural and technological transformations are intertwined. I am confident EQT can be substantially improved as a result.

What do you feel is the Rice Team’s vision for EQT in the long-term?

It involves a cultural shift, technological advancements and operational clean-up. The long-term is attractive. I believe that EQT can clearly distinguish itself as a paradigm for energy companies, leap frogging its competitors and creating a path to deliver a modern, technology enabled, cleaner, reliable sustainable energy producer. This sort of mindset shift can lead to step-function changes in performance.

While the Rice Team was always driven to be the best, they were grounded by an unwavering dedication to doing what was right by shareholders. So it’s a great combination, maximizing opportunity while being guided by a central goal.

How big a role should technology play in EQT’s future?

Technology and innovation provide a powerful transformational weapon to bring strategy to life. Of course, these are tools to solve problems, speed results and address operational challenges. However, the prize is much larger. Platforms for communications and collaboration can reveal opportunities in the market and crystalize strategic opportunities.

The Rice Team were masters of deploying proprietary technology solutions in an industry that largely still operates in silos and with email. They were data-driven in every decision they made. The exciting part of the proposed plan is that it incorporates the latest technologies and learnings to drive better operations and a culture of transparency and inclusiveness.

John McCartney

John has served on the boards of nine public companies, including Rice Energy, and has been Chairman or Vice Chairman of three. He is currently the Non-Executive Chairman of Huron Consulting Group and a Director at Datatec Limited and Transco Inc.

Experience & Expertise

John has strong financial acumen and substantial public company board experience, with a reputation for leading boards and companies through significant business transformations. John served as President and COO of US Robotics until its merger with 3Com, at which time he took on the role of President of 3Com Corporation’s Client Access Unit.

Special Contribution to the EQT Board

•	Experience serving on nine public company Boards
•	Financial reporting and accounting expertise

What did you learn about the Rice Team while you were a member of the Rice Energy Board and how did it influence your decision to serve as a nominee?

Rice Energy was a data-driven, technology enabled 21st century organization focused on continuous improvement and employee empowerment. The Rice Team created a collaborative culture and an environment encouraging open communication, which was a clear contributor to Rice Energy’s enormous success.

Having seen firsthand how the Rice Team dynamism works, and looking at EQT now, I believe that introducing the Rice dynamic leadership style has far more upside for EQT shareholders and employees than maintaining EQT’s status quo. The Rice Team has already driven substantial growth and efficiencies and I firmly believe they can do it again.

The Rice Team is not an “activist” group with capital in search of an idea. They are true operators – with experience operating these exact assets – and I am confident they can execute on EQT’s opportunities. I am delighted to be involved with them because I believe the shareholders deserve the best plan, operators and executives.

Tell us about your experience with organizational transformations and your view on the Board’s role in oversight.

Successful organizational transformations start with visionary leadership – one with a view of the potential end-state. The Board should not give a mandate for transformation and then push its leadership to execute, but rather the leadership team should be the driver of the desire for change and convince the Board accordingly. It is the job of leadership to craft the transformation plan, and the job of the Board to provide oversight, checks and balances to make sure that the interests of the Company and its shareholders are being properly incorporated. That is clearly not what is going on at EQT. As both an executive and a director I have been through major business transformations and can provide guidance based on experience.

Toby Rice led a transformation of Rice Energy in 2015 and 2016. Natural gas prices had rapidly declined and Rice Energy reacted quickly. Toby led the charge for Rice Energy, upgrading operational leadership, implementing Rice Energy’s digital work environment and instilling a culture of innovation, and the results were substantially decreased well costs and increased well productivity. The same as what the Rice Team is proposing now. It was Toby’s vision, not the Board pushing management, that led to Rice Energy’s transformation.

How do you envision the Rice Team nominees working with the EQT directors that remain post-election?

It is important to note that three long-tenured EQT directors have said they will not stand for re-election in July, so the Board will have an opportunity to re-assess its approach to governance and oversight. In the end, we all share a common commitment to shareholder value creation. My experience is that Boards work best when they work collaboratively. That is the spirit by which we would approach the new Board dynamic.

Hallie Vanderhider

Hallie has served on the boards of five companies. She is the Managing Director of SFC Management LP, a private equity limited partnership formed to invest in the onshore North American oil and gas industry.

Experience & Expertise

Hallie was previously President & Chief Operating Officer and Executive Vice President and Chief Financial Officer of Black Stone Minerals Company. Hallie has a strong operational and financial background with extensive experience in the energy sector.

Special Contribution to the EQT Board

•	Financial and operating executive in the energy business, with capital markets experience
•	Capital allocation and capital efficiency in developing energy and natural resource assets

What skills do you add to the EQT Board?

I have extensive experience in the area of capital allocation, which has been an issue for EQT. Responsibility for the misfires falls, in part, on the current CEO as a result of his being CFO at the time, but a failure of management is a failure of the Board.

Capital must be allocated wisely, on a fully informed basis. This Board and EQT have spent billions chasing growth and efficiency, and yet neither has really happened and, certainly, no value has been created from that capital. Spending billions, for example, on land in West Virginia and then not drilling there is simply unforgiveable. And buying back $500 million of stock two months before announcing a major operational miss that predictably led to a 35% stock price decline clearly signals a disconnect between the capital allocators and the health of the business.

Are you a “friend or family” member of the Rice Team?

No. I am just a keen observer and director that has a knack for recognizing true leadership talent when I see it.

EQT has alluded to the fact that I have a niece that worked in the legal department at Rice Energy years ago – she is now the general counsel of another oil and gas company. I guess I can say I have firsthand knowledge of Rice Energy employees enjoying their jobs, although I think most people could glean that from Rice Energy being named #1 Top Workplace in Pittsburgh. But “friends and family,” no; my first interaction with the Rice Team was in the offices of the director search firm that the team engaged for their search.

How should a management team be built?

There is only one way: select the most talented executive you can find. You’ve got to look beyond your own organization and focus on the skills and experience needed to grow the company.

Having familiarity with the business is obviously key, but innovation and leadership style are equally as important. Appointing a proven leader who can unite the workforce and get everyone focused on the same vision is paramount to success. Someone who can create a collaborative culture will surely yield better results than a team that is divisive and uninspired.

A management team that doesn’t back down from challenges, is never satisfied with the status quo and always striving to do better will best serve the company itself and its shareholders. The Rice Team is the perfect mix of these attributes.

WE URGE YOU TO VOTE THE WHITE UNIVERSAL PROXY CARD AND

VOTE FOR ALL OF THE RICE TEAM’S NOMINEES.

Additional information regarding the proxy contest, as well as the Rice team’s presentation outlining its plan for EQT [and Board nominees] can be found at www.eqtpathforward.com.

For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: On June 3, 2019, the press release was posted by the Rice Group to https://eqtpathforward.com/.